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                                                                      Exhibit 21

Subsidiaries of Citation Corporation               State of Organization

Berlin Foundry Corporation                                  Wisconsin
Bohn Aluminum, Inc.                                         Indiana
Camden Casting Center, Inc.                                 Tennessee
Castwell Products, Inc.                                     Illinois
Citation Automotive Sales Corp.                             Michigan
Citation Precision, Inc.                                    California
Citation Castings, Inc.                                     Alabama
Custom Products Corporation                                 Wisconsin
Dycast, Inc.                                                Delaware
Hi-Tech, Inc.                                               Indiana
Interstate Southwest, Ltd.                                  Texas
Interstate Forging Industries, Inc.                         Wisconsin
Iroquois Foundry Corporation                                Wisconsin
ISW Texas Corporation (subsidiary of Interstate             Delaware
       Forging Industries, Inc.)
Mabry Foundry Company, Ltd.                                 Texas
Mansfield Foundry Corporation                               Ohio
OBI Liquidating Corp.                                       New York
Southern Aluminum Castings Company                          Alabama
Texas Foundries, Ltd.                                       Texas
Texas Steel Corporation                                     Texas
TSC Texas Corporation                                       Delaware

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